Exhibit 99.1

NEWS RELEASE

Contact:	Stacy Feit
Investor Relations
Tel: 213-486-6549
Email: investor_relations@mflex.com

MFLEX REPORTS FISCAL 2013 THIRD QUARTER FINANCIAL RESULTS

Expects material rebound in revenues in fiscal fourth quarter and profitability recovery in fiscal 2014

Irvine, CA, August 8, 2013 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuits and value-added component assembly solutions to the electronics industry, today reported financial results for its fiscal third quarter ended June 30, 2013 that were in-line with the preliminary results reported on July 25, 2013.

Net sales in the third quarter of fiscal 2013 were $136.1 million, down 20 percent from net sales of $170.0 million in the same quarter last year primarily due to lower sales to a key customer. Revenues were below the Company’s expectations due to soft market conditions, as well as a number of new programs that shifted out to the fiscal fourth quarter.

Gross margin during the third quarter of fiscal 2013 was (3.1) percent, compared to 9.2 percent for the same period in the prior year. The year-over-year decline was primarily driven by the reduced sales level and overhead under-absorption.

As a result of recent losses, the Company recorded the following non-cash charges during the third quarter: a $7.5 million goodwill impairment charge and a $3.1 million charge to reflect a valuation allowance to reduce the value of certain deferred tax assets. Due to the change in control that was triggered by the acquisition of the Company’s majority shareholder, WBL Corporation Limited, the Company also recorded $9.6 million in additional non-cash stock-based compensation expense.

Net loss for the third quarter of fiscal 2013 was $31.5 million, or $1.32 per diluted share, compared to net income of $3.8 million, or $0.16 per diluted share, for the same period in the prior year. Non-GAAP net loss excluding the impact of stock-based compensation expense and impairment and restructuring for the third quarter of fiscal 2013 was $18.5 million, or $0.77 per

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diluted share, compared to non-GAAP net income of $4.3 million, or $0.18 per diluted share, in the prior year period. A reconciliation of GAAP net (loss) income and earnings per share to non-GAAP net (loss) income and earnings per share is provided in the table at the end of this press release.

Despite challenging market conditions, the Company increased its cash and cash equivalents by $31.8 million year-to-date to $114.1 million, or $4.76 per diluted share, at June 30, 2013. The Company continues to maintain a strong balance sheet with no debt.

Outlook

For the fourth quarter of fiscal 2013, the Company expects net sales to be between $195 and $215 million and gross margin to range between 1 to 3 percent based on production build plans, projected sales volume and anticipated product mix.

Reza Meshgin, Chief Executive Officer of MFLEX, commented “We believe our third quarter results will serve as an inflection point as we anticipate a meaningful sequential improvement in revenue in the fourth quarter with continued momentum into fiscal 2014. As a result, we expect to return to profitability in the first quarter of fiscal 2014, as well as on a full year basis in fiscal 2014. Our customer relationships are strong and we are aggressively pursuing new customer and product opportunities to diversify our revenue streams and support our longer-term growth objectives.”

Conference Call

MFLEX will host a conference call at 5:30 p.m. Eastern time (2:30 p.m. Pacific time) today to review its fiscal 2013 third quarter financial results. The dial-in number for the call in North America is 1-877-941-6009 and 1-480-629-9866 for international callers. The call also will be webcast live on the Internet and can be accessed by logging onto www.mflex.com.

The webcast will be archived on the Company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 8:30 p.m. Eastern time (5:30 p.m. Pacific time) today. The audio replay dial-in number for North America is 1-800-406-7325 and 1-303-590-3030 for international callers. The replay passcode is 4631141.

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About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuits and value-added component assembly solutions to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include smartphones, tablets, computer/data storage, portable bar code scanners and other consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Forward-Looking Statements

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding: revenue; net sales; sales; net income; profitability; gross margins; revenue growth; cash flow; overhead absorption; demand forecasts; impairment charges and asset write-downs; expansion and diversification of the Company’s customer base and product base; labor costs; new customer opportunities; customer relationships; inventory levels; production build plans; and the ramping of new programs. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the Company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “forecast,” “guidance,” “preliminary,” “scheduled,” “assume,” “can,” “will,” “plan,” “should,” “expect,” “estimate,” “aim,” “intend,” “look,” “see,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated or implied by the Company’s forward-looking statements as a result of a variety of factors including the effect of the economy and seasonality on the demand for electronic devices; the Company’s success with new and current customers, those customers’ success in the marketplace and usage of flex in their products; demand for the Company’s products; product mix; the Company’s ability to develop and deliver new technologies; the Company’s effectiveness in managing manufacturing processes, inventory levels, costs and yields; the ramping and launch of new programs; currency fluctuations; pricing pressure; the Company’s ability to manage quality assurance; the degree to which the Company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans; electricity, material and component shortages; the impact of natural disasters, competition and technological advances; the outcome of tax audits; labor issues in the jurisdictions in which the Company

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operates; and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2013. These forward-looking statements represent management’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net sales	$136,066	$170,038	$599,390	$617,344
Cost of sales	140,312	154,382	594,466	546,445

Gross (loss) profit	(4,246)	15,656	4,924	70,899
Operating expenses:
Research and development	1,997	1,900	5,812	6,210
Sales and marketing	5,676	5,726	16,925	18,615
General and administrative	2,647	4,223	12,614	15,335
Stock-based compensation expense resulting from change in control	9,582	—	9,582	—
Impairment and restructuring	7,537	(732)	7,537	(2,468)

Total operating expenses	27,439	11,117	52,470	37,692

Operating (loss) income	(31,685)	4,539	(47,546)	33,207
Other income (expense), net:
Interest income	248	419	404	1,065
Interest expense	(112)	(206)	(361)	(440)
Other income (expense), net	73	58	228	1,861

(Loss) income before income taxes	(31,476)	4,810	(47,275)	35,693
(Provision for) benefit from income taxes	(53)	(984)	215	(6,219)

Net (loss) income	$(31,529)	$3,826	$(47,060)	$29,474

Net (loss) income per share:
Basic	$(1.32)	$0.16	$(1.97)	$1.24
Diluted	$(1.32)	$0.16	$(1.97)	$1.22
Shares used in computing net (loss) income per share:
Basic	23,948	23,752	23,847	23,790
Diluted	23,948	24,044	23,847	24,101

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2013	September 30, 2012
Cash and cash equivalents	$114,095	$82,322
Accounts receivable, net	94,646	165,408
Inventories	73,613	124,770
Other current assets	13,623	19,217

Total current assets	295,977	391,717
Property, plant and equipment, net	245,563	274,886
Other assets	25,283	29,807

Total assets	$566,823	$696,410

Accounts payable	$110,028	$199,737
Other current liabilities	27,118	36,111

Total current liabilities	137,146	235,848
Other liabilities	19,517	18,573
Stockholders’ equity	410,160	441,989

Total liabilities and stockholders’ equity	$566,823	$696,410

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012
Cash flows from operating activities
Net (loss) income	$(31,529)	$3,826	$(47,060)	$29,474
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	14,869	13,434	44,027	40,097
Provision for doubtful accounts and allowances	776	(604)	1,461	1,232
Deferred taxes	(2,802)	(2,362)	(2,908)	(2,436)
Stock-based compensation expense	10,461	1,416	13,009	4,304
Income tax benefit related to stock option exercises	—	(6)	(29)	(76)
Asset impairments	7,537	—	7,537	—
Restructuring asset recoveries	—	(732)	—	(2,468)
Gain on disposal of equipment	(1,537)	(702)	(1,661)	(697)
Changes in operating assets and liabilities	(4,352)	(2,455)	55,062	13,062

Net cash (used in) provided by operating activities	(6,577)	11,815	69,438	82,492
Cash flows from investing activities
Purchases of property and equipment	(9,153)	(20,694)	(35,945)	(54,644)
Proceeds from sale of equipment and assets held for sale	2,224	2,938	2,360	11,471

Net cash used in investing activities	(6,929)	(17,756)	(33,585)	(43,173)
Cash flows from financing activities
Income tax benefit related to stock option exercises	—	6	29	76
Tax withholdings for net share settlement of equity awards	(1,959)	(73)	(2,762)	(1,112)
Proceeds from exercise of stock options	11	13	608	162
Repurchase of common stock	(173)	—	(1,617)	(8,844)

Net cash used in financing activities	(2,121)	(54)	(3,742)	(9,718)
Effect of exchange rate changes on cash	(119)	386	(338)	(60)

Net (decrease) increase in cash	(15,746)	(5,609)	31,773	29,541
Cash and cash equivalents at beginning of period	129,841	133,040	82,322	97,890

Cash and cash equivalents at end of period	$114,095	$127,431	$114,095	$127,431

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Multi-Fineline Electronix, Inc.

Selected Non-GAAP Financial Measures and Schedule Reconciling Selected Non-GAAP Financial Measures to Comparable GAAP Financial Measures

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012
GAAP net (loss) income	$(31,529)	$3,826	$(47,060)	$29,474
Stock-based compensation expense	10,461	1,416	13,009	4,304
Impairment and restructuring	7,537	(732)	7,537	(2,468)
Income tax effect of non-GAAP adjustments	(4,926)	(174)	(5,752)	(424)

Non-GAAP net (loss) income	$(18,457)	$4,336	$(32,266)	$30,886

GAAP diluted earnings per share	$(1.32)	$0.16	$(1.97)	$1.22
Effect of stock-based compensation, net of tax on diluted earnings per share	0.29	0.04	0.36	0.12
Effect of impairment and restructuring, net of tax on diluted earnings per share	0.26	(0.02)	0.26	(0.06)

Non-GAAP diluted earnings per share	$(0.77)	$0.18	$(1.35)	$1.28

Weighted-average diluted shares used in calculating non-GAAP diluted earnings per share	23,948	24,044	23,847	24,101

	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012
GAAP operating expenses	$27,439	$11,117	$52,470	$37,692
Stock-based compensation expense resulting from change in control	(9,582)	—	(9,582)	—
Impairment and restructuring	(7,537)	732	(7,537)	2,468

Non-GAAP operating expenses	$10,320	$11,849	$35,351	$40,160

Use of Non-GAAP Financial Information

To supplement the condensed consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP financial measures (non-GAAP net income, non-GAAP diluted earnings per share and non-GAAP operating expenses) that exclude certain charges and gains. Management excludes these items because it believes that the non-GAAP measures enhance an investor’s overall understanding of the Company’s financial performance and future prospects by being more reflective of the Company’s recurring operational activities and to be more comparable with the results of the Company over various periods. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies’ financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The items excluded from GAAP net income and diluted earnings per share in calculating these non-GAAP financial measures are as follows: (a) stock-based compensation expense including additional expense resulting from the change in control that was deemed to occur under the terms of the Company’s stock incentive plan following the acquisition of the Company’s majority shareholder, WBL Corporation Limited; and (b) impairment and restructuring activities, including goodwill impairment charges and gains on sale of previously impaired assets. Non-GAAP operating expenses exclude the stock-based compensation expense resulting from the change in control and impairment and restructuring activities.

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